Exhibit C

KPMG LLP 345 Park Avenue New York, NY 10154-0102

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (File No. 333-269139) on Form N-2 of our report dated February 19, 2025, with respect to the consolidated financial statements, the consolidated financial highlights and the accompanying Supplemental Information of Eagle Point Credit Company Inc. & Subsidiaries, which appear in this Form N-CSR.

New York, New York
February 19, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.